Exhibit 1.09

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing Schedule 13D filed on this date with respect to the beneficial ownership by the undersigned of the Class A Common Stock of Cibus, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k) and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filings. The parties to this Joint Filing Agreement acknowledge that each shall be responsible for the timely filing of the Schedule 13D and any such amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: June 12, 2023

/s/ Mark T. Finn
Mark T. Finn

/s/ Jonathan Finn
Jonathan Finn

NEW VENTURES I, LLC

By:	/s/ Mark T. Finn
	Name:	Mark T. Finn
	Title:	Managing Member of BV Partners,
LLC, acting as Managing Member of
New Ventures I, LLC